EXHIBIT 2

SARISSA CAPITAL INTENDS TO VOTE “ABSTAIN” AT THE AMARIN ANNUAL MEETING

Sarissa intends to “Abstain” given ongoing engagement with Amarin to add shareholder representatives to the board

Greenwich, CT, June 15, 2022 – Sarissa Capital Management LP (“Sarissa”) today made the following statement on Amarin Corporation plc (NASDAQ: AMRN) regarding how it intends to vote at the upcoming Amarin annual meeting and the reasons therefor:

Sarissa is a sophisticated, institutional investor with a long history of shareholder value creation in healthcare companies, including in the cardiovascular space, such as The Medicines Company. As Amarin’s largest shareholder, we are frustrated by the performance of Amarin’s stock and believe Amarin should be better managed to maximize value for shareholders.

Sarissa has discussed with the company our desire to add directors to the board. Although we are hopeful that the board will see the value that Sarissa brings as the largest shareholder and with a track record of creating shareholder value for cardiovascular disease focused companies, we are uncertain how our discussions regarding board representation will proceed. We note that despite a board refreshment process that began last October, the independent directors never proactively contacted Sarissa despite us being Amarin’s largest shareholder with a strong track record of value creation in cardiovascular care, such as The Medicines Company.

Many shareholders have reached out asking how we intend to vote at the upcoming annual meeting.

Given ongoing discussions, we intend to vote “ABSTAIN” on all matters at the annual meeting. We believe this reinforces our message that change is needed as we give the board the time to add shareholder representatives to the board.

In addition, we intend to vote “ABSTAIN” at the annual meeting because even though such a vote will not impact the outcome of the upcoming election of directors, the United Kingdom, the jurisdiction in which Amarin is domiciled, contains laws and rights that protect the shareholder franchise even after the annual meeting. For example, under UK law and Amarin’s articles, shareholders, like Sarissa, who own at least 5% of the outstanding shares can call a special meeting of shareholders to remove and replace directors AT ANY TIME. Therefore, immediately after the annual meeting, we could call a special meeting and seek to remove and replace some or all of the Amarin directors with the affirmative vote of the holders of a majority of the outstanding shares.

Contact:	Jean Puong Sarissa Capital Management LP info@sarissacap.com